                                  EXHIBIT 11

                        BUFFETS, INC. AND SUBSIDIARIES

                 CALCULATION OF PRIMARY EARNINGS PER SHARE (1)

                   (In thousands, except per share amounts)

                                January 1,    December 30,  December 29,   December 28,    January 3,
                                   1992           1992          1993           1994          1996 (3)
                               ------------   ------------  ------------   ------------   ------------
Net earnings                     $11,107        $15,220        $20,300        $22,476        $26,832
                                 -------        -------        -------        -------        -------
Weighted average number of
 common shares                    28,672         28,924         29,858         30,850         31,079

Dilutive effect of stock
 options outstanding after
 application of treasury
 stock method                        580            770            918            726            233
                                 -------        -------        -------        -------        -------
                                  29,252         29,694         30,776         31,576         31,312
                                 -------        -------        -------        -------        -------

Net earnings, based upon
 weighted average number of
 common and common
 equivalent shares
 outstanding                        $.38           $.51           $.66           $.71           $.86
                                 -------        -------        -------        -------        -------
                                 -------        -------        -------        -------        -------

            CALCULATION OF FULLY DILUTED EARNINGS PER SHARE (1) (2)

                   (In thousands, except per share amounts)

                                January 1,     December 30, December 29,   December 28,    January  3,
                                   1992            1992         1993           1994          1996 (3)
                               ------------   ------------  ------------   ------------   ------------
Net earnings                     $11,107         $15,220      $20,300         $22,476        $26,832
                                 -------         -------      -------         -------        -------
Weighted average number of
 common shares                    28,672          28,924       29,858          30,850         31,079

Dilutive effect of stock
 options outstanding after
 application of treasury
 stock method                        918             830        1,294             726            357
                                 -------         -------      -------         -------        -------
                                  29,590          29,754       31,152          31,576         31,436
                                 -------         -------      -------         -------        -------

Net earnings, based upon
 weighted average number of
 common and common
 equivalent shares outstanding      $.38            $.51         $.65            $.71           $.85
                                 -------         -------      -------         -------        -------
                                 -------         -------      -------         -------        -------

(1) The number of shares has been restated to give effect to the following stock splits:

     3-for-2 stock split effected on November 15, 1991
     2-for-1 stock split effected on May 28, 1993

(2) Fully diluted earnings per share are based upon the more dilutive of the market price of the stock at the close of the period or the average market price during the period.

(3)  The Company's fiscal year consisted of 53 weeks.